Exhibit 99.1

CytomX Therapeutics Announces 2024 Financial Results and Provides

Business Update

- Continued progress with lead program, CX-2051 (EpCAM PROBODY® Topo-1 ADC), in Phase 1a study in advanced colorectal cancer with initial Phase 1a clinical data to be presented in 1H 2025 -

- CX-801 (PROBODY® Interferon-alpha 2b) Phase 1a translational data in advanced melanoma expected in 2H 2025 -

- Maintained financial strength with cash runway into Q2 2026 -

- Company to host conference call today at 2 p.m. PST / 5 p.m. EST -

SOUTH SAN FRANCISCO, Calif., March 6, 2025 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a leader in the field of masked, conditionally activated biologics, today announced 2024 financial results and provided a business update.

“Throughout 2024 we continued to advance and prioritize our multi-modality clinical pipeline with disciplined capital allocation. Entering 2025, our top strategic priority is the clinical development of our lead program, CX-2051, in advanced colorectal cancer. CX-2051 is a masked EpCAM-targeting ADC armed with a topoisomerase-1 payload, specifically designed to address profound unmet need in CRC. EpCAM is highly expressed in more than 90 percent of colorectal cancers and we believe our PROBODY platform offers a unique strategy to unlock the tremendous potential of this previously undruggable target,” said Sean McCarthy, D.Phil., chief executive officer and chairman of CytomX.

Dr. McCarthy continued, “We are encouraged by our progress to date in the first in human evaluation of CX-2051, having successfully escalated to doses predicted to be in the biologically active range. We believe CX-2051 is behaving as designed, and we look forward to sharing preliminary clinical data and future plans for CX-2051 in the coming months. We are optimistic about the potential for CX-2051 in colorectal cancer, and also in many other solid tumor types that express EpCAM and where major unmet needs remain to be addressed.”

Pipeline Program Updates:

CX-2051 (EpCAM PROBODY Topo-1 ADC)

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CX-2051 has been prioritized as Company’s lead clinical program with an initial focus in advanced metastatic CRC. The Phase 1 study of CX-2051 was initiated in April of 2024 and is focused on advanced metastatic CRC, one of many tumor types where there is high expression of EpCAM. CX-2051 contains a next generation topoisomerase-1 payload (CAMP59) and a cleavable payload-antibody linker licensed from AbbVie (formerly Immunogen).
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EpCAM (Epithelial Cell Adhesion Molecule) is a highly expressed tumor antigen that has been previously undruggable with systemically administered agents due to expression on normal tissues. CX-2051 is designed to open a therapeutic window for this high potential target and deliver meaningful anti-cancer activity in solid tumors, including CRC. CRC remains an area of high unmet medical need, especially in the late-line setting, where outcomes from currently approved standard of care remain extremely poor, with objective response rates in the low-single digit percentages and approximately two to four months of progression free survival1.
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The CX-2051 study is currently enrolling patients with advanced CRC who have generally received three or more prior lines of systemic therapy in the metastatic setting. Enrolled patients are not being pre-selected for EpCAM expression or for disease characteristics such as KRAS mutational status or liver metastases.
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In Phase 1 dose escalation to date, CX-2051 has demonstrated a favorable tolerability profile and doses predicted to be therapeutically active, based on preclinical modeling, have been attained.
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The CX-2051 Phase 1 study is ongoing and is evaluating the seventh dose level.
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Initial Phase 1a data in CRC are expected to be presented in the first half of 2025.

CX-801 (PROBODY Interferon-alpha 2b)

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Phase 1 dose escalation continues with a focused early development strategy in metastatic melanoma and with the goal of initiating combination therapy with CX-801 and KEYTRUDA® in 2025.
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The Phase 1 study is currently in the fourth monotherapy dose escalation cohort where the dose of CX-801 exceeds the approved dose of the unmasked peginterferon alfa-2b (SYLATRON™)2.
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Initial Phase 1a translational and biomarker data in advanced melanoma is expected in the second half of 2025.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA

CX-904 (EGFR-CD3 PROBODY TCE)

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Based on CX-904 clinical observations to-date as well as CytomX pipeline priorities, CytomX and Amgen have jointly decided to not further develop CX-904.

Corporate and Financial:

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Organization: In January 2025, CytomX announced a reduction of organizational headcount by approximately 40 percent in order to direct capital resources primarily to CX-2051 and create additional flexibility in its cost structure. Headcount reductions primarily impact areas supporting non-partnered early research and general and administrative functions and are expected to be completed by the end of the first quarter of 2025.
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Financial: Cost reductions realized from the January 2025 restructuring combined with focused clinical development priorities are expected to extend cash runway into the second quarter of 2026. CytomX ended 2024 with $100.6 million of cash, cash equivalents and investments.
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Research collaborations:
o
New milestone achieved in Astellas T-cell engager collaboration: In February 2025, Astellas advanced the second program to GLP toxicology studies, triggering a $5 million milestone payment to CytomX.

1 Lonsurf®, Fruzaqla®, Stivarga® package inserts.

2 SYLATRON Prescribing Information

o
Multiple drug discovery programs continue across our research collaborations with a focus on T-cell engagers. CytomX has research collaborations with Bristol Myers Squibb, Amgen, Astellas, Regeneron, and Moderna.

Full Year 2024 Financial Results:

Cash, cash equivalents and investments totaled $100.6 million as of December 31, 2024, compared to $174.5 million as of December 31, 2023.

Total revenue was $138.1 million for the year ended December 31, 2024, compared to $101.2 million in 2023. The increase in revenue was driven primarily by a higher percentage of completion for research programs in the Bristol Myers Squibb collaboration as well as the collaborations with Moderna, Astellas, and Regeneron.

In 2024, CytomX remained focused on controlling costs and efficiently progressing its pipeline programs. Total operating expense in 2024 was $113.1 million compared to $107.7 million in 2023, an increase of $5.4 million. The increase in operating expenses was primarily due to a $5.0 million milestone payment to AbbVie (formerly ImmunoGen) as a result of dosing the first patient for CX-2051 in Phase 1 based upon the ImmunoGen 2019 License Agreement.

Research and development expenses increased by $5.7 million during the year ended December 31, 2024, to $83.4 million compared to $77.7 million in 2023. The $5.0 million milestone payment to AbbVie for dosing of the first patient in the CX-2051 Phase 1 study was recorded in 2024 as a research and development expense and was the primary driver of increased research and development spend in 2024 compared to 2023.

General and administrative expenses were essentially flat in 2024 compared to 2023, decreasing by $0.3 million to $29.7 million for the year ended December 31, 2024.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company focused on developing novel conditionally activated, masked biologics designed to be localized to the tumor microenvironment. By pioneering a novel pipeline of localized biologics, powered by its PROBODY® therapeutic platform, CytomX’s vision is to create safer, more effective therapies for the treatment of cancer. CytomX’s robust and differentiated pipeline comprises therapeutic candidates across multiple treatment modalities including antibody-drug conjugates (“ADCs”), T-cell engagers, and immune modulators such as cytokines. CytomX’s clinical-stage pipeline includes CX-2051, CX-904 and CX-801. CX-2051 is a masked, conditionally activated ADC directed toward epithelial cell adhesion molecule (EpCAM), armed with a topoisomerase-1 inhibitor payload. CX-2051 has potential applicability across multiple EpCAM-expressing epithelial cancers, including CRC, and was discovered in collaboration with ImmunoGen, now part of AbbVie. CX-904 is a masked, conditionally activated T-cell-engaging bispecific antibody targeting the epidermal growth factor receptor (EGFR) on tumor cells and the CD3 receptor on T cells. CX-904 is partnered with Amgen in a global co-development alliance. CX-801 is a masked interferon alpha-2b PROBODY® cytokine with broad potential applicability in traditionally immuno-oncology sensitive as well as insensitive (cold) tumors. CytomX has established strategic collaborations with multiple leaders in oncology, including Amgen, Astellas, Bristol Myers Squibb, Regeneron and Moderna. For more information about CytomX and how it is working to make conditionally activated treatments the new standard-of-care in the fight against cancer, visit www.cytomx.com and follow us on LinkedIn and X (formerly Twitter).

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements, including those related to the future potential of partnerships or collaboration agreements and projected cash runway. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including CX-2051 and CX-801, the potential benefits or applications of CytomX’s PROBODY® therapeutic platform, CytomX’s or its collaborative partners’ ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of CX-2051 and CX-801 and the timing of initial and ongoing data availability for our clinical trials, including CX-2051, CX-904 and CX-801, and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel PROBODY® therapeutic technology; uncertainties around the Company’s ability to raise sufficient funds to carry out its planned research and development; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the possibility that the results of preclinical research and early clinical trials, including initial CX-2051 and CX-801 results, may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of CX-2051 and CX-801; CytomX’s reliance on third parties for the manufacture of the Company’s product candidates; possible regulatory developments in the United States and foreign countries; and the risk that we may incur higher costs than expected for research and development or unexpected costs and expenses or may not obtain expected savings from our announced restructuring. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-K filed with the SEC on March 6, 2025. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

PROBODY is a U.S. registered trademark of CytomX Therapeutics, Inc. All other trademarks are the properties of their respective owners.

Company Contact:

Chris Ogden

SVP, Chief Financial Officer

cogden@cytomx.com

Investor Contact:

Precision AQ (formerly Stern Investor Relations)

Stephanie Ascher

Stephanie.Ascher@precisionaq.com

Media Contact:

Redhouse Communications

Teri Dahlman

teri@redhousecomms.com

CYTOMX THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Revenues	$ 138,103	$ 101,214
Operating expenses:
Research and development	83,382	77,680
General and administrative	29,726	30,018
Total operating expenses	113,108	107,698
Income (loss) from operations	24,995	(6,484)
Interest income	7,136	9,837
Other income (expense), net	(38)	(30)
Income before income taxes	32,093	3,323
Provision for income taxes	224	3,892
Net income (loss)	31,869	(569)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investments, net of tax	(68)	85
Total comprehensive income (loss)	$ 31,801	$ (484)
Net income (loss) per share:
Basic	$ 0.38	$ (0.01)
Diluted	$ 0.38	$ (0.01)
Shares used to compute net income (loss) per share
Basic	84,439,303	73,808,237
Diluted	84,745,116	73,808,237

CYTOMX THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$ 38,052	$ 17,171
Short-term investments	62,571	157,338
Accounts receivable	3,103	3,432
Prepaid expenses and other current assets	3,579	4,995
Total current assets	107,305	182,936
Property and equipment, net	2,467	3,958
Intangible assets, net	583	729
Goodwill	949	949
Restricted cash	1,027	917
Operating lease right-of-use asset	8,136	12,220
Other assets	66	83
Total assets	$ 120,533	$ 201,792
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$ 1,088	$ 1,458
Accrued liabilities	12,338	17,599
Operating lease liabilities - short term	5,145	4,589
Deferred revenues, current portion	67,201	132,267
Total current liabilities	85,772	155,913
Deferred revenue, net of current portion	26,862	80,048
Operating lease liabilities - long term	4,240	9,385
Other long-term liabilities	4,115	3,893
Total liabilities	120,989	249,239
Commitments and contingencies
Stockholders' deficit
Convertible preferred stock	—	—
Common stock	1	1
Additional paid-in capital	691,095	675,905
Accumulated other comprehensive income	27	95
Accumulated deficit	(691,579)	(723,448)
Total stockholders' deficit	(456)	(47,447)
Total liabilities and stockholders' deficit	$ 120,533	$ 201,792